FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Common Stock and Series F Preferred Stock Dividends for April 2014

Dividends Expected to Continue at Previously Announced Rate Following Spin-off Announcement

New York, New York, March 21, 2014 — American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized dividend of $1.00 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on April 15, 2014, ARCP will pay a distribution of $0.0833333 per share to stockholders of record at the close of business on April 8, 2014.

Additionally, ARCP will pay a monthly dividend to holders of its 6.70% Series F Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), in respect of the period commencing March 15, 2014 through April 14, 2014, on April 15, 2014. Holders of Series F Preferred Stock on April 1, 2014 will be eligible to receive such dividend. The dividend for the Series F Preferred Stock accrues daily on a 360-day annual basis equal to an annualized dividend rate of $1.675 per share, or $0.1395833 per 30-day month.

ARCP expects to continue paying its common stock and Series F Preferred Stock dividends on a monthly basis at the annualized rates noted above, leading up to and following the consummation of the previously announced spin-off of its multi-tenant power and shopping center business.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains "forward-looking statements" (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP's expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, intentions, any expectations with respect to estimates of growth and ARCP’s ability to consummate its proposed spin-off of its multi-tenant power and shopping center business and, if consummated, achieve the benefits of such transaction. Additional factors that may affect future results are contained in ARCP's filings with the SEC, which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, CFO, Treasurer, Secretary and EVP
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arcpreit.com
Ph: 484-342-3600	Ph: 212-415-6500